Calculation of Filing Fee Tables
S-8
Builders FirstSource, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $.01	Other	6,050,000	$ 73.00	$ 441,650,000.00	0.0001381	$ 60,991.87
Total Offering Amounts:						$ 441,650,000.00		$ 60,991.87
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 60,991.87
Offering Note
[1]	(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also registers, in addition to the number of shares stated above, any additional shares of Genworth Financial, Inc.'s (the "Registrant") common stock, par value $.01 per share ("Common Stock"), that may become issuable in accordance with the adjustment and anti-dilution provisions of the Builders FirstSource, Inc. 2026 Equity Incentive Plan and the Builders FirstSource, Inc. Employee Stock Purchase Plan. (2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on May 14, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources